Exhibit 10.20

GLOBAL MEDICAL RESPONSE, INC.

EXECUTIVE SEVERANCE PLAN

AND

SUMMARY PLAN DESCRIPTION

MAY 3, 2023

GLOBAL MEDICAL RESPONSE, INC.

EXECUTIVE SEVERANCE PLAN

AND

SUMMARY PLAN DESCRIPTION

i

VII.	GENERAL PROVISIONS		15

	1.	Amendment or Termination	15
	2.	No Assignment of Benefits	15
	3.	Section 409A	15
	4.	Unfunded Plan	15
	5.	No Trust Created	15
	6.	Offset	15
	7.	Withholding of Taxes	15
	8.	No Guarantee of Employment or Other Benefits	16
	9.	Governing Law	16
	10.	Notices	16

VIII.	ERISA PROVISIONS		16

	1.	Plan Name	16
	2.	Employer and Plan Sponsor	16
	3.	Employer Identification Number	16
	4.	Plan Number	16
	5.	Type of Plan and Plan Administration	16
	6.	Plan Administrator	16
	7.	Agent for Service of Legal Process	16
	8.	Type of Funding and Contributions	16
	9.	Plan Year	16
	10.	Statement of ERISA Rights	17
	11.	Receive Information About Your Plan and Benefits	17
	12.	Prudent Actions by Plan Fiduciaries	17
	13.	Enforce Your Rights	17
	14.	Assistance with Your Questions	17

Exhibit A: Severance Benefit Tiers

Attachment 1: Participation Letter

Attachment 2: Release of Claims

ii

GLOBAL MEDICAL RESPONSE, INC.
EXECUTIVE SEVERANCE PLAN

AND
SUMMARY PLAN DESCRIPTION
(AS OF MAY 3, 2023)

I.         INTRODUCTION

Global Medical Response, Inc. (“GMR”) (and any successor thereto, the “Company”) has established the Global Medical Response, Inc. Executive Severance Plan (the “Plan”) to provide severance and other benefits to senior executives of the Company who have executed a Participation Letter (as defined below). The Plan is part of the GMR Welfare Benefit Plan (the “Welfare Plan”). This document describes the benefits available under the Plan applicable to senior executives of the Company selected to participate in the Plan and shall serve as both the “plan document” and “summary plan description” for the Plan, as those terms are defined under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The Plan supersedes all other severance plans, programs, policies, understandings and agreements, including, for the avoidance of doubt, all of the terms of any employment agreement, and any severance provisions that may be contained in any other employment documentation, express or implied, written or oral, for senior executives of the Company who have executed a Participation Letter and who otherwise meet the eligibility requirements provided in Section II below.

II.         ELIGIBILITY; DEFINED TERMS

1.             General Eligibility. You may be eligible to receive a severance benefit only if and when you meet all of the following requirements:

(a)            you are classified by the board of directors of GMR Buyer (as defined below) as a senior executive of the Company;

(b)           you are not otherwise eligible for (or otherwise provided) severance or post-separation benefits under any other plan, program, agreement or arrangement with any member of the Company Group (as defined below) (other than with respect to any equity-based awards), or have otherwise forfeited the right to receive any such severance or post-separation benefits as a result of participating in the Plan;

(c)            your termination of employment is a Qualifying Separation (defined below); and

(d)           you execute and return a participation letter substantially in the form attached hereto as Attachment 1 (a “Participation Letter”) to the Company no later than twenty (20) days following the date on which you receive your customized Participation Letter from the Company indicating the tier you participate in for purposes of determining your severance benefits (as set forth on Exhibit A).

2.             Release Requirement. You will not be entitled to receive any of your severance benefits (other than the Accrued Obligations, as defined below) pursuant to the Plan until you have executed and returned a general release and waiver agreement substantially in the form attached hereto as Attachment 2 (the “Release”) to the Company no later than forty-five (45) days after your Qualifying Separation and you do not revoke the Release within the seven (7)-day revocation period or other revocation period provided by the Release (such period, the “Release Period”) (the forgoing, the “Release Requirement”).

3.             Certain Definitions. The following terms shall have the following meanings for purposes of the Plan:

(a)            “Cause” shall mean your (i) misconduct involving fraud, dishonesty or illegality in connection with your employment with the Company Group; (ii) conviction of a felony or crime involving moral turpitude; (iii) continued failure to perform the duties of your employment with the Company Group, which is not cured within ten (10) days after written notice thereof from the Company; (iv) failure to abide by any non-compete, non-solicitation (of employees, contractors, customers, clients, vendors, and/or any other person with a business relationship with the Company Group), confidentiality, intellectual property assignment, non-disparagement, or any other similar restrictive covenant obligation which you have to the Company Group; (v) material violation of any policies of the Company Group, the effect of which could be materially adverse to any member of the Company Group or their operations, reputation or condition; or (vi) prior to a Change in Control, failure to perform your duties to the Company Group to such minimum performance standards as may be established from time to time by the Company Group, so long as the Company Group provided you notice of such unsatisfactory performance and at least sixty (60) days to improve any unsatisfactory performance.

(b)            “Change in Control” shall mean any of the events in the following clauses (i) or (ii) which results in the Sponsor Group and Controlled Parties ceasing to hold the ability to elect a majority of the members of the board of directors of GMR Buyer (or the board of directors or equivalent governing body of the surviving or parent company after a merger): (i) the sale, transfer or other disposition of all or substantially all (i.e., at least 80%) of the assets (in one transaction or a series of related transactions) of GMR Buyer to any “person” (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (or group of persons acting in concert), other than to (x) the Sponsor Group or (y) any employee benefit plan (or trust forming a part thereof) maintained by the Company Group or other person of which a majority of its voting power or other equity securities is beneficially owned, directly or indirectly, by GMR Buyer (any entity in clause (y), a “Controlled Party”); or (ii) a merger, recapitalization or other sale of the common stock (in one transaction or a series of related transactions) of GMR Buyer to or with a person (or group of persons acting in concert) that results in any person (or group of persons acting in concert) (other than (x) the Sponsor Group or (y) any Controlled Party) owning more than 50% of the common stock of GMR Buyer (or the equity securities of any surviving or parent company after a merger).

(c)            “Change in Control Protection Period” shall mean the period commencing on the date on which a Change in Control is consummated and ending on the date that is twenty-four (24) months thereafter.

(d)           “CIC Bonus Severance Multiple” shall mean, with respect to any participant, the applicable multiple set forth on Exhibit A attached hereto.

(e)            “CIC Salary Severance Multiple” shall mean, with respect to any participant, the applicable multiple set forth on Exhibit A attached hereto.

(f)            “CIC Severance Period” shall mean, with respect to any participant, the applicable period set forth on Exhibit A attached hereto.

(g)            “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h)           “Company Group” shall mean GMR Buyer and its subsidiaries.

(i)             “GMR Buyer” shall mean GMR Buyer Corp.

(j)             “Good Reason” shall mean the occurrence of any of the following without your prior written consent: (i) a change in your title so that you no longer hold a position in the Company Group at the same or higher level; (ii) any successor in interest of the Company Group or of all or substantially all of the assets or business of the Company Group (whether by merger, liquidation, consolidation, reorganization, sale or transfer of assets or business, or otherwise) fails or refuses to expressly assume in writing the Plan and all the duties and obligations of the Company hereunder; (iii) a material breach by the Company to pay any severance benefits to you pursuant to Section III hereunder, provided that you have exhausted all other remedies to obtain your severance benefits as provided in Section VI and Section VIII; (iv) any reduction in your base salary or target bonus then in effect, provided that an across-the-board reduction, up to ten percent (10%) in the aggregate, applicable to all senior executives of the Company shall not constitute “Good Reason” for purposes of this clause (iv); (v) a relocation of your principal place of employment more than fifty (50) miles (it being understood that the foregoing shall not apply to a relocation of the Company’s headquarters or principal place of business, so long as in such case you continue to have an office wherein the substantial majority of your duties are performed within your current fifty (50)-mile radius); or (vi) any material diminution of your duties, responsibilities or authority; provided, that if any of the above events exist, you must provide the Company with written notice of the event constituting Good Reason within thirty (30) days of the date that you became aware or reasonably should have become aware of its occurrence, and the Company must fail to cure such event within thirty (30) days of having notice of such occurrence, and you must actually terminate your employment with the Company Group within ten (10) days of the expiration of such cure period.

(k)            A “Qualifying Separation” occurs when the Company terminates your employment without Cause (and other than due to your death or termination due to your physical or mental disability or incapacity), or you terminate your employment for Good Reason.

(l)             “Regular Salary Severance Multiple” shall mean, with respect to any participant, the applicable multiple set forth on Exhibit A attached hereto.

(m)           “Regular Bonus Severance Multiple” shall mean, with respect to any participant, the applicable multiple set forth on Exhibit A attached hereto.

(n)           “Regular Severance Period” shall mean, with respect to any participant, the applicable period set forth on Exhibit A attached hereto.

(o)           “Sponsor Group” shall mean KKR AMG Co-Invest L.P., a Delaware limited partnership, KKR AMG Aggregator L.P., a Delaware limited partnership, and KKR North America Fund IX (AMG) LLC, a Delaware limited liability company, together with any other investment fund or vehicle affiliated with, formed by or managed by Kohlberg Kravis Roberts & Co. L.P. and/or its affiliates that at any time holds common stock (or any stock, warrants, rights, calls, options or other securities exchangeable or exercisable for, or convertible into, such common stock) of GMR Buyer.

(p)           “Section 409A” shall mean Section 409A of the Code and the Treasury Regulations promulgated thereunder.

4.             Limitations on Severance Benefits. Under the circumstances described below you will not be eligible to receive severance benefits under the Plan (other than Accrued Obligations), regardless of whether your employment is terminated in a Qualifying Separation.

(a)            If your employment terminates and such termination does not constitute a Qualifying Separation.

(b)            If you fail to satisfy the conditions for receipt of severance benefits, including the Release Requirement.

5.             Clawback. You, or your surviving spouse or estate, as applicable, must repay any severance benefit received under the Plan (other than Accrued Obligations) if the Plan Administrator determines, in its sole discretion, that you have breached or otherwise not complied with the terms of the Plan, including any violation of the terms of the Release or Section IV herein. You shall receive no other benefits and shall have no further rights under the Plan as of the date of that determination. In the event that you, your surviving spouse or your estate fail to promptly repay the severance benefit as required under this Section II.5, the Plan Administrator may, in its sole discretion, take any action it deems reasonable to recover the severance benefit.

III.         SEVERANCE BENEFITS

1.             Accrued Obligations. In the event that your employment is terminated for any reason, whether or not such termination is a Qualifying Separation, you (or your estate, if applicable) shall be entitled to receive (i) all accrued but unpaid (as of the effective date of such termination) base salary and benefits (to which you are entitled in accordance with the applicable benefit plan), (ii) reimbursement of expenses for which you have submitted proper documentation in accordance with Company policy, and (iii) payment for your accrued and unused vacation time (the amounts provided in prongs (i) – (iii), collectively, the “Accrued Obligations”). The Accrued Obligations shall be paid to you within twenty (20) days after your termination (or such shorter period if required by law). Except as otherwise provided in this Section III or pursuant to any outstanding equity awards under the Stock Incentive Plan (as defined below), the Company Group shall have no liability or obligation to you by reason of your termination.

2.             Severance Benefits Upon a Qualifying Separation Outside of the Change in Control Protection Period.

(a)           If your employment ends due to a Qualifying Separation, and such Qualifying Separation does not occur within the Change in Control Protection Period, so long as you have satisfied the Release Requirement and continue to abide by the terms of Section IV herein, in addition the Accrued Obligations, you shall also be entitled to receive:

(i)	a cash payment in an amount equal to the sum of (A) the Regular Salary Severance Multiple multiplied by your base salary as of the effective date of your Qualifying Separation (or, if higher, your base salary before any reduction thereto that would trigger your right to resign for Good Reason) and (B) the Regular Bonus Severance Multiple multiplied by your target annual bonus amount for the year of your Qualifying Separation (or, if higher, your target annual bonus amount before any reduction thereto that would trigger your right to resign for Good Reason) (such amount, the “Regular Severance Payment”);

(ii)	any unpaid annual bonus for any fiscal year preceding the fiscal year in which the termination occurs, which amount will be paid during the fiscal year in which the termination occurs at the same time that bonuses are paid to other senior executives of the Company for such preceding fiscal year (such prior fiscal year annual bonus and the payment terms thereof, the “Prior Year Bonus”);

(iii)	a pro-rata annual bonus for the fiscal year in which such termination occurs (measured based on the actual achievement of the applicable Company Group performance targets for such year and prorated for the period of time elapsing during the performance year prior to the date of your termination); provided, that if the Plan Administrator determines in its reasonable discretion that actual performance cannot be accurately measured, then the pro-rata bonus payment shall be calculated using the annual target bonus for such fiscal year; provided, further, that such pro-rata annual bonus shall be paid at the same time that bonuses are paid to other senior executives of the Company for the fiscal year (such pro-rata annual bonus and the payment terms thereof, the “Pro Rata Bonus”); and

(iv)	continued medical coverage (including for any applicable spouse or dependents) on the same basis as provided to other senior executives of the Company for up to the last day of the Regular Severance Period after such Qualifying Separation (such continuing coverage, the “Regular Continuing Medical Coverage”); provided, that such Regular Continuing Medical Coverage shall be provided pursuant to, and in accordance with, the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and at any time the Company may elect to pay its portion of the cost thereof by making monthly payments to you in an amount sufficient on an after-tax basis to pay such portion. The Regular Continuing Medical Coverage shall cease to be effective as of the date you become eligible for coverage under the medical, dental, vision and prescription drug insurance plans of a subsequent employer with respect to the corresponding benefit provided hereunder.

(b)           Regular Severance Payment Schedule. The Regular Severance Payment and, if applicable, the Regular Continuing Medical Coverage payments, shall be paid to you in equal installments in accordance with the Company’s standard payroll practices in effect during the Regular Severance Period after such Qualifying Separation, commencing with the first payroll date after the expiration of the Release Period; provided, that, to the extent required to comply with Section 409A, if the Release Period spans two (2) calendar years, the first installment of the Regular Severance Payment and, if applicable, the Regular Continuing Medical Coverage payments, shall be paid on the first regularly scheduled payroll date that occurs in the second calendar year (and such installment shall include all payments that would otherwise have been paid prior to such date).

3.             Severance Benefits Upon a Qualifying Separation During the Change in Control Protection Period.

(a)            If your employment ends due to a Qualifying Separation, and such Qualifying Separation occurs during the Change in Control Protection Period, so long as you have satisfied the Release Requirement and abide by the terms of Section IV herein, in addition the Accrued Obligations, you shall also be entitled to receive:

(i)	a cash payment in an amount equal to the sum of (A) the CIC Salary Severance Multiple multiplied by your base salary as of the effective date of your Qualifying Separation (or, if higher, your base salary before any reduction thereto that would trigger your right to resign for Good Reason) and (B) the CIC Bonus Severance Multiple multiplied by your target annual bonus amount for the year in which your Qualifying Separation occurs (or, if higher, your target annual bonus amount before any reduction thereto that would trigger your right to resign for Good Reason) (such amount, the “CIC Severance Payment”);

(ii)	the Prior Year Bonus;

(iii)	the Pro Rata Bonus; and

(iv)	continuing medical coverage (including for any applicable spouse or dependents) on the same basis as provided to other senior executives of the Company for up to the last day of the CIC Severance Period after your Qualifying Separation (such continuing coverage, the “CIC Continuing Medical Coverage”); provided, that such CIC Continuing Medical Coverage shall be provided pursuant to, and in accordance with, COBRA and the Company may at any time elect to pay its portion of the cost thereof by making monthly payments to you in an amount sufficient on an after-tax basis to pay such portion. The CIC Continuing Medical Coverage shall cease to be effective as of the date you become eligible for coverage under the medical, dental, vision and prescription drug insurance plans of a subsequent employer with respect to the corresponding benefit provided hereunder.

(b)           CIC Severance Payment Schedule. The CIC Severance Payment and, if applicable, CIC Continuing Medical Coverage payments shall be paid to you as follows:

(i)	to the maximum extent permitted under Section 409A, your CIC Severance Payment shall be paid in a single, lump-sum payment, as soon as administratively feasible after the expiration of the Release Period, subject to any payment delay necessary to avoid adverse consequences under Section 409A; and

(ii)	any remaining CIC Severance Payment after the application of Section III.3(b)(i) and, if applicable, the CIC Continuing Medical Coverage payments, shall be paid in equal installments in accordance with the Company’s regular payroll practices in effect during the CIC Severance Period after such Qualifying Separation, as applicable, commencing with the first payroll date after the expiration of the Release Period; provided, that, to the extent required to comply with Section 409A, if the Release Period spans two (2) calendar years, the first installment of the CIC Severance Payment and, if applicable, the CIC Continuing Medical Coverage payments, pursuant to this Section III.3(b)(ii), shall be paid on the first regularly scheduled payroll date that occurs in the second calendar year (and such installment shall include all payments that would otherwise have been paid prior to such date).

4.             Termination Due to Death or Disability.

(a)            Death or Disability Prior to a Qualifying Separation. In the event of your death, or termination due to your physical or mental disability or incapacity, prior to a Qualifying Separation, the Company shall pay to you (or your estate, if applicable) the Accrued Obligations. The Accrued Obligations shall be paid to you within twenty (20) days after your death or your becoming disabled or incapacitated (or such shorter period if required by law). Except as otherwise provided in this Section III.4, the Company Group shall have no liability or obligation to you by reason of your death or your becoming disable or incapacitated (other than with respect to any equity-based awards).

(b)           Death or Disability After to a Qualifying Separation. In the event of your death, or physical or mental disability or incapacity, after your Qualifying Separation but prior to the payment of your entire severance benefits, then any remaining amounts owed to you as provided in this Section III shall be paid to you or, if applicable, to your estate, unless otherwise required by state law to be paid to another party, on the same payment schedule as provided in Section III.2(b) or Section III.3(b), as applicable.

(c)            For purposes of this Section III.4, physical or mental “disability” or “incapacity” shall mean such condition which renders you unable to substantially perform your duties in your employment with the Company for a period of ninety (90) or more consecutive days, or for a total period of one hundred twenty (120) days in any six (6)-consecutive month period; provided, that the Company shall provide fifteen (15) days’ prior written notice of its intent to terminate your employment due to your becoming physically or mentally disabled or incapacitated.

5.             Equity Awards. Notwithstanding anything to the contrary in the Plan, any equity incentive awards granted to you pursuant to the Amended and Restated GMR Buyer Corp. 2015 Stock Incentive Plan, as may be amended, restated or otherwise modified from time to time, or any successor equity incentive plan established by the Company (the “Stock Incentive Plan”), shall continue to be, and will be, governed in all respects by the terms of the Stock Incentive Plan and the applicable award agreement governing such equity incentive awards granted to you thereunder, and nothing in the Plan shall be interpreted to amend or alter such terms in any way.

6.             Change in Control Payments and Section 280G. Notwithstanding anything to the contrary herein, if you are a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in the Plan, together with any other payments and benefits which you have the right to receive from the Company Group and taking into account reductions in respect of reasonable compensation for personal services to be rendered by you on or following the date of the relevant “change in ownership or control” (within the meaning of Section 280G of the Code), including pursuant to applicable non-competition and other restrictive covenant obligations, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in the Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by you from the Company Group will be one (1) dollar less than three times (3x) your “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by you shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position for you (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Plan Administrator in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company Group used in determining if a “parachute payment” exists, exceeds one (1) dollar less than three times (3x) your base amount, then you shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section III.6 shall require the Company to be responsible for, or have any liability or obligation with respect to, your excise tax liabilities under Section 4999 of the Code.

Any determination required under this Section III.6 shall be made in writing by an independent public accountant or Section 280G specialist firm selected by the Plan Administrator (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Accountants shall provide detailed supporting calculations to the Plan Administrator and you at least thirty (30) days prior to the date the excise tax imposed by Section 4999 of the Code (including any interest, penalties or additions to tax relating thereto) is required to be paid by you or withheld by the Company. You and the Plan Administrator shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may incur in connection with any calculations contemplated by this Section III.6 as well as any costs incurred by you with the Accountants for tax planning under Sections 280G and 4999 of the Code.

IV.         CERTAIN PROHIBITED ACTIVITIES AFTER A QUALIFYING SEPARATION

1.             Confidentiality. You recognize and acknowledge that the Proprietary Information (as defined below) is a valuable, special and unique asset of the Company Group. As a result, both during your employment by the Company Group hereunder and thereafter, you shall not, without the prior written consent of the Company, for any reason, either directly or indirectly, divulge to any third-party or use for your own benefit, or for any purpose other than the exclusive benefit of the Company Group, any confidential, proprietary, business and technical information or trade secrets of any member of the Company Group (the “Proprietary Information”) revealed, obtained or developed in the course of your current or prior employment with the Company Group.

Proprietary Information shall include, but shall not be limited to the following: the intangible personal property described in Section IV.2; technical information, including research design, results, techniques and processes; computer codes or instructions (including source and object code listings, program logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation); computer processing systems and techniques; concepts, layouts, flowcharts and specifications; know-how; any associated user or service manuals or other like textual materials (including any other data and materials used in performing your duties); all computer inputs and outputs (regardless of the media on which stored or located); hardware and software configurations, designs, architecture and interfaces; technical management information, including project proposals, research plans, status reports, performance objectives and criteria, and analyses of areas for business development; and business information, including project, financial, accounting and personnel information, business strategies, plans and forecasts, customer lists, customer information and sales and marketing plans, efforts, information and data. In addition, Proprietary Information shall include, but not be limited to, all information and materials received by any member of the Company Group or you from a third party subject to an obligation of confidentiality and/or non-disclosure. Nothing contained herein shall restrict your ability to make such disclosures while employed by any member of the Company Group as may be necessary to the effective and efficient discharge of the duties required by your job position or as such disclosures may be required by law or as determined by counsel to the Company Group.

Nothing in the Plan shall prohibit or impede you from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Notwithstanding the foregoing, under no circumstance are you authorized to disclose any information covered by any member of the Company Group’s attorney-client privilege or attorney work product or any member of the Company Group’s trade secrets without prior written consent of the Company’s Chief Executive Officer or the Company’s General Counsel. Pursuant to the Defend Trade Secrets Act of 2016, you understand that (a) an individual may not be held criminally or civilly liable under any federal or state trade secrets law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding, and further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret, except pursuant to court order. Furthermore, nothing contained herein shall restrict you from divulging or using for your own benefit or for any other purpose any Proprietary Information that is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of your breach of this Section IV.1.

Failure by any member of the Company Group to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.

2. Property. All right, title and interest in and to Proprietary Information shall be and remain the sole and exclusive property of the Company Group. You shall not remove from the Company Group’s offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any material kind belonging to the Company Group, unless appropriate to perform the duties and responsibilities required your job position and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal shall serve its specific purpose. You shall not make, retain, remove and/or distribute any copies of any of the foregoing for any reason whatsoever, except as may be appropriate in the discharge of the assigned duties and shall not divulge to any third person the nature of and/or contents of any of the foregoing except as disclosure shall be appropriate in the performance of the your duties hereunder or as otherwise permitted in Section IV.1 above.

Upon the termination of your employment with the Company or at any time upon the request of the Company, you shall promptly return to the Company all originals and copies of the foregoing then in your possession or under your control, whether prepared by you or by others and regardless of the storage media. In addition, you shall promptly delete any and all of the foregoing from any electronic, optical, magnetic or other storage and/or retrieval device in your possession or under your control and certify the same to the Company. You acknowledge that all right, title and interest in and to any and all writings, documents, inventions, discoveries, ideas, developments, information, computer programs or instructions (whether in source code, object code, or any other form), documentation, algorithms, formulae, plans, memoranda, tests, research, designs, innovations, systems, analyses, specifications, models, data, diagrams, flow charts, advertising materials, and/or techniques (whether patentable or non-patentable or whether reduced to written or electronic form or otherwise) that you create, make, conceive, discover or develop that relates to the Business (as defined below), either solely or jointly with any other person, at any time, whether during working hours or at the Company’s facility of any member of the Company Group or at any other time or location while you are employed hereunder, and whether upon the request or suggestion of any member of the Company Group or otherwise (collectively, “Intellectual Work Product”) shall be the sole and exclusive property of the Company. You shall have no claim for additional compensation for the Intellectual Work Product.

You acknowledge that all the Intellectual Work Product that is copyrightable shall be considered a work made for hire under United States copyright law. To the extent that any copyrightable Intellectual Work Product may not be considered a work made for hire under the applicable provisions of the United States copyright law, or to the extent that, notwithstanding the foregoing provisions, you may retain an interest in any Intellectual Work Product, you hereby irrevocably assign and transfer to the Company any and all right, title, or interest that you may have in the Intellectual Work Product under copyright, patent, trade secret and trademark law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company shall be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, and trademarks with respect thereto.

You shall reveal promptly all information relating to Intellectual Work Product to the Company upon the request of the Company from time to time, cooperate with the Company at the Company’s expense and execute such documents as may be reasonably necessary or appropriate in the event that the Company desires thereafter (i) to seek copyright, patent or trademark protection, or other analogous protection, relating to the Intellectual Work Product, (ii) when such protection is obtained, to renew, maintain and restore the same, and (iii) to defend any opposition proceedings in respect of obtaining and maintaining such copyright, patent or trademark protection, or other analogous protection.

3.             Protective Covenants.

(a)            For purposes of this Section IV, the term “Business” shall mean any business or businesses in which the Company Group is engaged or that are under development by the Company Group during the time you are employed by the Company Group hereunder, including, without limitation, the business of providing emergency medical transportation services, ground and air ambulance medical transportation services (membership and nonmembership based) and rescue, emergency, disaster response, fire-fighting and standby services using any type of vehicle as well as other subscription or membership based services using any type of vehicle membership and non-membership based ambulance, rescue and emergency services using helicopters or small aircrafts as well as other subscription or membership based services using helicopters or small aircraft (as such business or businesses may be modified or expanded by the Company Group during the your employment with the Company). For the purposes of this Section IV, the term “Territory” shall mean North America.

(b)           You shall not, while you are employed by the Company Group and for a period equal to the Regular Severance Period following the termination of your employment with the Company Group for any reason (which post-termination period shall be extended to the length of the CIC Severance Period following the termination of your employment with the Company Group if such termination is due to a Qualifying Separation during the Change in Control Protection Period) (such applicable period, the “Restricted Period”), do any of the following, directly or indirectly, without the prior written consent of the Company in its sole discretion:

(i)	engage or participate, directly or indirectly, in any business activity in the Territory competitive with the Business;

(ii)	have a relationship with, interest in or act for (whether as a principal, agent, shareholder, investor, partner, member, joint venturer, manager, director, officer, employee, landlord or consultant) any person, firm, corporation, association or other entity which engages or plans to engage in any facet of the Business anywhere in the Territory; provided, that the foregoing shall not preclude you from owning not more than an aggregate of two percent (2%) of the equity or debt of a publicly traded company;

(iii)	solicit, call on or transact or engage in any direct or indirect business activity, or provide assistance in such acts, for a purpose competitive with the Business, with any (A) customer with whom any member of the Company Group shall have dealt at any time preceding the termination of your employment hereunder, or (B) independent contractor or supplier with whom any member of the Company Group shall have dealt at any time preceding the termination of your employment hereunder;

(iv)	influence or attempt to influence any then current or prospective supplier, customer or independent contractor of any member of the Company Group to terminate or modify any written or oral agreement or business relationship with any member of the Company Group; or

(v)	influence or attempt to influence any person, directly or indirectly, either (A) to terminate or modify an employment, consulting, agency, distributorship or other arrangement with any member of the Company Group, or (B) to employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed by any member of the Company Group at any time during the two (2)-year period immediately preceding the termination of your employment hereunder.

4.             Acknowledgements. You acknowledge that you have carefully read and considered the provisions of this Section IV. You acknowledge that the foregoing restrictions may limit your ability to earn a livelihood in a business similar to the Business, but you nevertheless (a) believe that you have received and will receive sufficient consideration and other benefits in connection with the payment by the Company of the severance benefits set forth in Section III to justify such restrictions, which restrictions you do not believe would prevent you from earning a living in businesses that are not competitive with the Business and without otherwise violating the restrictions set forth herein, and (b) acknowledge that the provisions of this Section IV are necessary to protect the goodwill and confidential information of the Company and are reasonably tailored to achieve that purpose.

5.             Terms Generally Applicable. The prohibited activities provided in this Section IV shall be generally applicable to all participants of the Plan, unless otherwise amended or altered as provided in your Participation Letter.

6.             Blue Pencil. If at any time a court holds that the restrictions stated in this Section IV are unreasonable or otherwise unenforceable under circumstances then existing, then the maximum period, scope, or geographic area determined to be reasonable under such circumstances by such court shall be substituted for the stated period, scope, or area. Because your services are unique and because you have had access to Confidential Information, money damages would not be an adequate remedy for any breach by you of the Plan. In the event of a breach or threatened breach by you of the Plan, the members of the Company Group or their successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security).

V.         ADMINISTRATION

1.             Plan Administrator. The board of directors of GMR Buyer (or, if so designated by the board of directors of GMR Buyer, its compensation committee) shall be the “Plan Administrator”, and shall have authority to control and manage the operation and administration of the Plan. The GMR Human Resources Department or a GMR Director of Benefits will handle the day-to-day administrative responsibilities for and on behalf of the Plan Administrator.

2.             Powers and Duties. The Plan Administrator shall have discretionary authority to construe and interpret the Plan and to determine and resolve all questions relating to eligibility to participate in the Plan or the right to any severance or other benefits under the Plan. The Plan Administrator shall also have the authority to take any actions it considers necessary to discharge its duties and responsibilities under the Plan, including but not limited to:

(a)            Adopt such rules of procedure and regulations as are consistent with the provisions of the Plan and as it deems necessary and proper.

(b)           Maintain and keep accurate records concerning the Plan and concerning its proceedings and acts in such form and detail as the Plan Administrator may decide.

(c)           Employ agents, attorneys, accountants or other persons (who may also be employed by or represent the Company Group) for any purposes the Plan Administrator considers necessary or desirable.

(d)           Delegate any of the Plan Administrator’s powers or duties, including all or any part of its authority to manage and control the operation and administration of the Plan, to any officer or other authorized person of the Company.

(e)           Determine the content and form of all documents required to carry out the terms of the Plan, including the content and form of the Release and the Participation Letter.

VI.         CLAIMS

1.             Claim. If you, your surviving spouse, your estate or any other person believes that he or she is being denied a benefit to which he or she is entitled (hereinafter referred to as the “Claimant”), the Claimant or his or her duly authorized representative may file a written request for that benefit with the Plan Administrator setting forth his or her claim. The request must be addressed to:

GMR Employee Benefits Director

Global Medical Response, Inc.

[address]

2.             Claim Decision. Upon receipt of a claim, the Plan Administrator shall advise the Claimant that a reply will be forthcoming within a reasonable period of time, but ordinarily not later than ninety (90) days, and shall, in fact, deliver such reply within such period. However, the Plan Administrator may extend the reply period for an additional ninety (90) days for reasonable cause. If the reply period will be extended, the Plan Administrator shall advise the Claimant in writing during the initial ninety (90)-day period indicating the special circumstances requiring an extension and the date by which the Plan Administrator expects to render the benefit determination. If the claim is denied in whole or in part, the Plan Administrator will render a written opinion, using language calculated to be understood by the Claimant, setting forth the following:

(a)            The specific reason or reasons for the denial.

(b)           The specific references to pertinent Plan provisions on which the denial is based.

(c)            A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such material or such information is necessary.

(d)           Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(e)            The time limits for requesting a review of the denial and for the actual review of the denial, as described below.

3.             Request for Review. Within sixty (60) days after the Claimant receives the written opinion denying his or her claim, the Claimant may file a written request with the appeals administrator (the “Appeals Administrator”). The request must be addressed to:

GMR Chief Human Resources Officer

Global Medical Response, Inc.

[address]

If the Claimant does not request a review of the Plan Administrator’s prior determination within this sixty (60)-day period, he or she shall be barred and estopped from challenging that determination. The Claimant or his or her duly authorized representative may submit written comments, documents, records or other information relating to the denied claim, which such information shall be considered in the review under this subsection without regard to whether such information was submitted or considered in the initial benefit determination. The Claimant or his or her duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (a) was relied upon by the Plan Administrator in making its initial claims decision, (b) was submitted, considered or generated in the course of the Plan Administrator making its initial claims decision, without regard to whether such instrument was actually relied upon by the Plan Administrator in making its decision, or (c) demonstrates compliance by the Plan Administrator with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants.

4.             Review of Decision. Within a reasonable period of time, ordinarily not later than sixty (60) days, after the Appeals Administrator’s receipt of a request for review, the Appeals Administrator will review its prior determination. If special circumstances require that the sixty (60)-day time period be extended, the Appeals Administrator will notify the Claimant within the initial sixty (60)-day period, indicating the special circumstances requiring an extension and the date by which the Plan Administrator expects to render its decision on review, which shall be as soon as possible but not later than one hundred twenty (120) days after receipt of the request for review. If the Appeals Administrator makes an adverse benefit determination on review, the Appeals Administrator will render a written opinion, using language calculated to be understood by the Claimant, setting forth the following:

(a)            The specific reason or reasons for the denial.

(b)            The specific references to pertinent Plan provisions on which the denial is based.

(c)            A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the Appeals Administrator in making its decision, (ii) was submitted, considered or generated in the course of the Appeals Administrator making its decision, without regard to whether such instrument was actually relied upon by the Appeals Administrator in making its decision, or (iii) demonstrates compliance by the Appeals Administrator with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants.

(d)           A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

5.             Plan Administrator’s Authority. The Plan Administrator shall have sole and absolute authority to determine a Claimant’s eligibility for severance or other benefits under the Plan and to interpret the terms of the Plan; provided, that any such action shall be taken in good faith. Benefits under the Plan will be provided only if the Plan Administrator decides in its good faith discretion that the Claimant is entitled to those benefits. The decision of the Plan Administrator shall be final and non-reviewable, unless found to be arbitrary and capricious by a court of competent review. The Plan Administrator’s decision will be binding upon the Company and the Claimant. The Plan Administrator (including, but not limited to, anyone acting for and on behalf of the Plan Administrator) is responsible for establishing the rules necessary to administer the Plan, making final determinations regarding whether a particular benefit is payable under the Plan and whether any particular affiliate of the Company is properly participating in the Plan, keeping employee records, informing the participants of all changes or amendments to the Plan, bringing the Plan into conformity with governmental laws and regulations, and making available to all participants reports and documents as prescribed by law.

VII.         GENERAL PROVISIONS

1.             Amendment or Termination. The Plan Administrator shall have the right to amend or terminate the Plan, in whole or in part, at any time in its sole discretion; provided, that (i) no such amendment or termination shall be effective with respect to a termination of employment that occurred prior to the amendment or termination of the Plan; (ii) to the extent any such amendment has a detrimental impact to any senior executive participating in the Plan, such amendment will not become effective with respect to such senior executive without the prior written consent of such senior executive, and (iii) the Plan Administrator may not terminate the Plan during the Change in Control Protection Period.

2.             No Assignment of Benefits. Any right to severance or other benefits that you may have under the Plan cannot be sold, assigned, transferred or pledged to any other person. Prior to payment, those benefits are not subject to garnishment, attachment or seizure by a creditor or any other person in any manner.

3.             Section 409A. The Plan is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. To the extent required by Section 409A, any payments to be made under the Plan upon the termination of your employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Each installment payment under the Plan is intended to be a separate payment for purposes of Section 409A. Notwithstanding any provision in the Plan to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if your receipt of such payment or benefit is not delayed until the earlier of (i) the date of your death or (ii) the date that is six (6) months after such after the termination of your employment (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to you (or your estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan are exempt from, or compliant with, Section 409A and in no event shall the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

4.             Unfunded Plan. Any payment made under the Plan shall be made from the general assets of the Company Group. No person shall have or acquire any interest in any assets of the Company Group by virtue of the provisions of the Plan. The obligation to pay severance benefits under the Plan shall be an unfunded and unsecured promise to pay money. In no event shall a person’s rights to receive those payments be greater than those of any other unsecured creditor of the Company Group.

5.             No Trust Created. The Plan and any action taken pursuant to the Plan shall not be construed as creating any kind of trust between the Company Group and you or any other person.

6.             Offset. If you have any debt, obligation or other liability owing to the Company of any nature whatsoever at the time that a severance benefit becomes payable to you, your surviving spouse or your estate, the Company may offset the amount that you owe against the amount of the severance benefit otherwise payable under the Plan.

7.             Withholding of Taxes. The Company Group will withhold from any severance benefit payable under the Plan all federal, state, local or other taxes as it may determine is appropriate and may be required pursuant to any law, governmental regulation or ruling.

8.             No Guarantee of Employment or Other Benefits. Your employment with the Company Group is on an “at will” basis. This means that the employment relationship may be terminated at any time by either you or the Company Group for any reason not expressly prohibited by law. Any representation to the contrary is invalid and unenforceable and should not be relied upon. Participation in the Plan and the receipt of benefits under the Plan shall not automatically be deemed employment for purposes of any other employee benefit plan including, without limitation, participation in (a) any other benefit plan such as medical, dental, disability or other welfare benefit plan, (b) any retirement plan, or (c) any other type of benefit.

9.             Governing Law. The Plan shall be construed, governed and administered in accordance with the laws of the State of Delaware to the extent such laws are not preempted by ERISA.

10.           Notices. Any notice required or permitted to be given under the provisions of the Plan shall be in writing. If a notice is mailed, it shall be sent by United States first class mail, postage prepaid, addressed to the recipient’s last known address as shown on the Company’s records. The date of mailing shall be deemed the date of notice.

VIII.         ERISA PROVISIONS

1.             Plan Name. The Plan is known as the Global Medical Response, Inc. Executive Severance Plan.

2.             Employer and Plan Sponsor. The Plan is sponsored and maintained by: Global Medical Response, Inc.

3.             Employer Identification Number. The Employer Identification Number for the Company is [EIN number].

4.             Plan Number. The three-digit number assigned to the Welfare Plan for identification purposes is [plan number].

5.             Type of Plan and Plan Administration. The Plan is a severance pay plan, which is a welfare benefit plan under ERISA. Benefits are self-administered.

6.             Plan Administrator. The board of directors of GMR Buyer is the Plan Administrator for purposes of ERISA, and its name, address and telephone number are as follows:

Global Medical Response, Inc.

[address]

7.             Agent for Service of Legal Process. The name and address of the designated agent for service of legal process under the Plan is:

GMR Law Department

Attention: General Counsel

Global Medical Response, Inc.

8.             Type of Funding and Contributions. The Plan is self-funded. Severance benefits will be paid from the general assets of the Company Group. Contributions to the Plan are only made by the Company Group.

9.             Plan Year. For purposes of maintaining the Plan’s fiscal records, the plan year begins on January 1 and ends on December 31 of each calendar year.

10.           Statement of ERISA Rights. Participants in the Plan are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants are entitled to:

11.          Receive Information About Your Plan and Benefits

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

12.           Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of all Plan participants and beneficiaries. No one, including the Company or any other person, may fire any participant or otherwise discriminate against any participant in any way to prevent him or her from obtaining benefits or exercising his or her rights under ERISA.

13.           Enforce Your Rights

If a participant’s claim for benefits is denied or ignored, in whole or in part, the participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps a participant can take to enforce the above rights. For instance, if a participant requests a copy of Plan documents or the latest annual report from the Plan and does not receive them within thirty (30) days, he or she may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the participant up to $152 a day until he or she receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If a participant has a claim for benefits which is denied or ignored, in whole or in part, he or she may file suit in a federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if a participant is discriminated against for asserting his or her rights, he or she may seek assistance from the U.S. Department of Labor, or he or she may file suit in a federal court. The court will decide who should pay court costs and legal fees. If the participant is successful, the court may order the person whom the participant has sued to pay these costs and fees. If the participant loses, the court may order him or her to pay these costs and fees, for example, if it finds that the participant’s claim is frivolous.

14.           Assistance with Your Questions

Any participant who has questions about the Plan should contact the Plan Administrator. Any participant who has any questions about this statement or about his or her rights under ERISA, or needs assistance in obtaining documents from the Plan Administrator, should contact the nearest Area Office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. A participant may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

/s/ Lisa Jacoba
GLOBAL MEDICAL RESPONSE, INC.
By: Lisa Jacoba
Its: Chief Human Resources Officer

AS APPROVED BY THE GLOBAL MEDICAL RESPONSE, INC. COMPENSATION COMMITTEE ON MAY 3, 2023

Exhibit A
to GMR Executive Severance Plan and SPD

Severance Benefit Tiers

	Regular	Regular
	Salary	Bonus	Regular	CIC Salary	CIC Bonus	CIC
Eligible	Severance	Severance	Severance	Severance	Severance	Severance
Position	Multiple	Multiple	Period	Multiple	Multiple	Period
Chief Executive Officer	1.5	1.5	18 months	2	2	24 months
Tier II	1	1	12 months	1.5	1.5	18 months
Tier III	1	0	12 months	1.5	0	18 months

1

Attachment 1

To GMR Executive Severance Plan and SPD

Global Medical Response, Inc.

Executive Severance Plan – Participation Letter

__________, 202_

[Participant Name]

[Participant Address]

Re: Participation in the Executive Severance Plan

Dear [Participant]:

This letter (this “Participation Letter”) relates to the Global Medical Response, Inc. Executive Severance Plan (the “Plan”). All capitalized terms in this Participation Letter not otherwise defined herein shall have the meanings ascribed to them in the Plan.

1.	Participation. We are pleased to inform you that you have been selected by the Plan Administrator for the opportunity to participate in the Plan pursuant to Section II of the Plan as a [Chief Executive Officer/Tier II/Tier III] participant, and this document is a Participation Letter as defined under the Plan. A copy of the Plan as in effect on the date hereof is attached to this Participation Letter as Annex A. You should read it carefully (including reviewing Exhibit A thereto together with Section III of the Plan so that you understand the benefits applicable to a [Chief Executive Officer/Tier II/Tier III] participant under the Plan), and you may wish to consult with your own legal counsel for advice on your rights and obligations associated with participating in the Plan.

2.	Acknowledgements by You. By signing this Participation Letter, you hereby acknowledge and agree to the following: (i) you have received and reviewed a copy of the Plan; (ii) in exchange for your participation in the Plan, the Employment Agreement, dated _________, by and between you and ________ (the “Employment Agreement”), shall be void and of no further force or effect; [and][1] (iii) you have had the opportunity to carefully evaluate this opportunity for a period of at least twenty (20) days following your receipt of this Participation Letter[; and (iv) as a resident of Colorado, you have taken the time to review the Colorado law addendum, attached hereto as Annex B (the “Colorado Addendum”), and understand and acknowledge the requirements imposed by you pursuant to the Colorado Addendum and Section IV of the Plan, as amended by the terms of the Colorado Addendum][2].

3.	Plan Benefits. Section III of the Plan, together with Exhibit A of the Plan, sets forth the benefits you will be eligible to receive under the Plan.

4.	Effective Date of Participation in the Plan. Your participation in the Plan will be effective upon your returning a signed copy of this Participation Letter to the Company[, subject to the required fourteen (14)-day period provided in the Colorado Addendum ]; provided, that you return your signed Participation Letter no later than fifteen (15) days following your receipt of this Participation Letter. You acknowledge and agree that your execution of this Participation Letter results in your enrollment and participation in the Plan and the termination of your Employment Agreement, and that you agree to be bound by the terms and conditions of the Plan and this Participation Letter. If you choose not to sign and timely return this Participation Letter, you will not become a participant in the Plan and, therefore, will not be eligible for any benefits or payments under the Plan.

1 NTD: If Colorado Addendum does not apply.

2 NTD: Only include for executives located in Colorado.

Global Medical Response, Inc.

By:
Name:
Title:

ACCEPTED AND AGREED TO as of _____, 202_.

(Participant Name Printed)

(Participant Signature)

ANNEX A

Global Medical Response, Inc. Executive Severance Plan

[attached]

ANNEX B

Addendum for Employees Located in Colorado

Non-Compete and Non-Solicit Provisions. Notwithstanding the requirements set forth in Section IV of the Plan, the following provisions shall apply (i) to the extent your employment is located in Colorado as of the date your employment is terminated, and (ii) to the extent your total annual compensation does not exceed the “threshold amount for highly compensated workers”, as determined by the Colorado Department of Labor, as of the date your participation in the Plan begins and the date when the Company seeks to enforce these provisions:

•	Section IV.3(b)(i) shall apply only during your employment with the Company Group and not following the termination of your employment with the Company.

•	Section IV.3(b)(ii) shall apply only during your employment with the Company Group and not following the termination of your employment with the Company.

•	Section IV.3(b)(iii) shall apply only during your employment with the Company Group and not following the termination of your employment with the Company, but only to the extent your total annual compensation is equal to or greater than sixty percent (60%) of the “threshold amount for highly compensated workers”, as determined by the Colorado Department of Labor, as of the date your participation in the Plan begins.

•	Section IV.3(b)(iv) shall apply only during your employment with the Company Group and not following the termination of your employment with the Company.

Further, as required by Colorado law, the Company is providing the required notice of such non-compete and non-solicit provisions on the following page (the “Notice”). Please execute and return a signed copy of such notice as soon as possible. You shall not be considered a participant in the Plan until at least fourteen (14) days after your receipt of the Notice, regardless of whether you return the signed Participation Letter to the Company earlier.

NOTICE OF COVENANT NOT TO COMPETE

On ____________3, Global Medical Response, Inc., a Delaware corporation (the “Company”) provided you with a Participation Letter (the “Letter”), that provided for your eligible participation in the Global Medical Response, Inc. Executive Severance Plan (the “Plan”), a copy of which is included as Annex A to the Letter. The Plan contains certain non-compete and non-solicitation covenants in Section IV of the Plan that could restrict your options for subsequent employment following your separation of employment from the Company. Please print this Notice, sign the acknowledgement where indicated below, and return the signed copy of this Notice to Lisa Jacoba, Chief Human Resources Officer, [email address] together with a signed copy of the Letter.

ACKNOWLEDGEMENT

By signing below, I acknowledge that I was provided this Notice of Covenant Not to Compete before I accepted the Company’s offer to participate in the Plan.

Your Name (Printed)

Your Signature

3 NTD: Insert the date that the Participation Letter is first sent to the Colorado executive.

Attachment 2

to GMR Executive Severance Plan and SPD

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise. Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in Global Medical Response, Inc. Executive Severance Plan (the “Plan”).

For and in consideration of the applicable severance benefits provided in Section III of the Plan (the “Severance Benefits”), and other good and valuable consideration, I, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge each of the Company and each of its direct and indirect parents, subsidiaries, affiliates, predecessors and successors, together with each of their respective officers, directors, partners, shareholders, employees, and agents (collectively, the “Group”) from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company or any member of the Group, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any claims relating to my rights under the Plan, (ii) any claims that cannot be waived by law, (iii) with respect to any vested right I may have under any employee benefit plan or policy of the Group, (iv) with respect to my right to exercise any vested options in accordance with the terms governing such option, or (v) any rights to indemnification pursuant to any indemnification agreement.

I expressly acknowledge and agree that I –

•	Am able to read the language, and understand the meaning and effect, of this Release;

•	Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

2

•	Am specifically agreeing to the terms contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever had, and because of my execution of this Release;

•	Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;

•	Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;

•	Had or could have [twenty-one (21)][forty-five (45)][1] days from the date of my termination of employment (the “Release Expiration Date”) in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;

•	Have not relied upon any representation or statement not set forth in this Release or the Plan made by the Company or any of its representatives;

•	Was advised to consult with my attorney regarding the terms and effect of this Release; and

•	Have signed this Release knowingly and voluntarily.

I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”); provided, however, that if the EEOC were to pursue any claims relating to my employment with Company, I agree that I shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and the Severance Benefits will control as the exclusive remedy and full settlement of all such claims by me.

Nothing in this Release shall prohibit or impede me from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. I understand and acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Except as otherwise provided in this paragraph or under applicable law, under no circumstance am I authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product, or the Company’s trade secrets, without the prior written consent of the Company. I do not need the prior authorization of (or to give notice to) any member of the Group regarding any communication, disclosure, or activity permitted by this paragraph.

1 To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

3

I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Group and affirmatively agree not to seek further employment with the Company or any other member of the Group.

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its Chief Human Resources Officer. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Release. Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release is executed shall be its effective date. I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Company will have any obligations to pay me the Severance Benefits.

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF [COLORADO/TEXAS]2, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS. I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

[Employee Name Printed]

Date:

2 NTD: Include the applicable state for each employee’s state of residence.